Exhibit 99

General Cable Reports Second Quarter Results

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--July 30, 2014--General Cable Corporation (NYSE: BGC) reported today results for the second quarter ended June 27, 2014. For the second quarter of 2014, excluding certain items, the Company recorded adjusted income per share of $0.29 and adjusted operating income of $57 million. For the second quarter of 2014, reported loss per share was ($0.51) and reported operating income was $14 million. A reconciliation of adjusted earnings per share to reported loss per share and adjusted operating income to reported operating income is included on page 3 of this press release.

Highlights

  Immediate action taken under the Company’s restructuring program with the announced closure of three manufacturing facilities
  Adjusted operating income of $57 million and adjusted EPS of $0.29 per share were both within management’s guidance range for the second quarter
  Submarine turnkey project business delivered better than expected results as key project milestones were achieved in the second quarter

Gregory B. Kenny, President and Chief Executive Officer, said, “Our restructuring program is off to a fast start as planned. While difficult, we have taken prompt action announcing the closure of the India and Peru greenfield locations in Rest of World (“ROW”) as well as the closure of one manufacturing facility in North America. The closure of these three facilities is expected to generate around $12 million in annual savings and result in one-time pre-tax charges in the range of $50 million including approximately $12 million of cash. Overall, the wire and cable industry has been wading through an uneven and lengthy global economic recovery over the past several years and these actions are important initial steps to improve our profitability and return on invested capital. Our top priority is the execution of our restructuring program while at the same time delivering perfect customer service and capturing market opportunities. We intend to support our important market position in Peru utilizing regional manufacturing facilities. In India, we will maintain a sales team focused on higher value added products such as extra high voltage power cables that we manufacture in France and Thailand.”

Q2 2014 versus Q2 2013
Net sales for the second quarter of 2014 of $1,531 million were down 7% as compared to the second quarter of 2013 on a metal adjusted basis. Global unit volume for the second quarter of 2014 was also down 5% year over year. This decline principally reflects lower shipments of aerial transmission cables and construction products in North America and Latin America as well as the impact of ongoing challenges in Spain and Thailand. As a result of these trends, adjusted operating income for the second quarter of 2014 of $57 million decreased $8 million or 12% from $65 million in the second quarter of 2013 (excluding Venezuela from both periods). Partially offsetting these trends were adjusted operating results in Europe & Med which were up year over year primarily due to the performance of the Company’s submarine turnkey project business.

Q2 2014 versus Q1 2014
Net sales for the second quarter of 2014 increased 8% as compared to the first quarter of 2014 as global unit volume increased 3% principally due to seasonal demand patterns. Excluding Venezuela, adjusted operating income for the second quarter of 2014 increased $34 million or 148% from the first quarter of 2014 principally due to seasonal demand trends as well as the strong performance of the Company’s submarine turnkey project business which helped to offset the impact of selling higher average cost inventory into a lower cost metal environment and ongoing challenges in Spain and Thailand.

Other income
Other income was $4 million in the second quarter of 2014, which principally reflects gains of $4 million due to the remeasurement of the local balance sheet in Venezuela as the SICAD I rate appreciated slightly during the second quarter. Excluding the impact of Venezuela, mark to market gains of $4 million on derivative instruments accounted for as economic hedges which are used to manage currency and commodity risk principally on the Company’s project business globally were offset by foreign currency transaction losses of $4 million.

Liquidity
Net debt was $1,256 million at the end of the second quarter of 2014, an increase of $104 million from the end of the first quarter of 2014. The increase in net debt is principally the result of normal seasonal trends as the Company funded higher working capital requirements in the second quarter of 2014. The Company continues to maintain adequate liquidity to fund operations, internal growth, and continuing product expansion opportunities.

The Company’s share repurchase authorization remains at $75 million under its current program as the Company did not repurchase any shares during the second quarter. The Company may utilize this authorization in the context of economic conditions as well as the then prevailing market price of the common stock of the Company, regulatory requirements, financial covenants and alternative deployments of capital.

Full Year 2014 and Third Quarter Outlook excluding Venezuela
Management reconfirms its outlook for adjusted operating income for 2014 in the range of $200 to $230 million, which excludes the impact of Venezuela. Global unit volume is expected to be flat to down low single digits year over year due to the lack of consistent momentum in utility and construction spending in North America and Latin America as well as ongoing challenges in Spain and Thailand. The Company expects to generate $135 to $165 million of operating cash flow in 2014 with capital spending below depreciation. The revised operating cash flow outlook principally reflects funding higher working capital for 2014. The Company’s full year and third quarter outlook assumes copper (COMEX) and aluminum (LME) prices of $3.21 and $0.90, respectively. Management expects the business in Venezuela to generate $0 to $10 million in pre-tax income for the full year.

Revenues in the third quarter are expected to be in the range of $1.5 to $1.55 billion as volume is anticipated to increase in the low single digit range sequentially. The Company anticipates adjusted operating income to be in the range of $60 to $75 million as the burden of selling higher average cost inventory subsides due to the relatively higher metal price environment. This expected result, at the midpoint, represents an improvement in adjusted operating income for the third quarter of 2014 of 52% as compared to the third quarter of 2013. Adjusted earnings per share are expected to be in the range of $0.35 to $0.55 per share. The third quarter outlook does not include the impact of Venezuela.

A reconciliation of expected GAAP earnings per share and operating income is as follows:

	Q3 2014 Outlook		Q3 2013
	Operating		Operating
In millions, except per share amounts	Income	EPS	Income	EPS
As Reported, GAAP	$60 - $75	$0.34 - $0.54	$42.9	$0.11
Restatement, forensic and acquisition costs	-	-	1.0	0.01
European severance charges	-	-	0.7	0.01
Legal and tax assessments	-	-	4.8	0.05
Mexico impairment	-	-	14.0	0.20
Non-cash convertible debt interest expense	-	0.01	-	0.12
Venezuela operations (income)/loss	-	-	(19.1)	(0.25)
Mark to market (gain) loss on derivative instruments	-	-	-	(0.06)
Effective tax rate adjustment	-	-	-	0.01
Adjusted, Non-GAAP	$60 - $75	$0.35 - $0.55	$44.3	$0.20

Reconciliation of Non-GAAP Measures
In addition to reporting financial results in accordance with accounting principles generally accepted in the United States (GAAP), we discuss earnings per share and operating income for the second quarter of 2014 and 2013 and the first quarter of 2014 as adjusted for certain items, which is summarized in the table below. These Company-defined adjusted measures are being provided because management believes they are useful in analyzing the operating performance of the business and are consistent with how management reviews the underlying business trends. Use of these non-GAAP measures may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to GAAP. A reconciliation of operating income and earnings per share to adjusted non-GAAP operating income and earnings per share follows:

	2nd Quarter				1st Quarter
	2014		2013		2014
	Operating		Operating		Operating
In millions, except per share amounts	Income	EPS	Income	EPS	Income	EPS
As reported	$14.1	$(0.51)	$70.8	$0.16	$(237.1)	$(6.42)
Adjustments to Reconcile Operating Income/EPS
Non-cash convertible debt interest expense	-	0.01	-	0.11	-	0.01
Mark to market (gain) loss on derivative instruments	-	(0.05)	-	0.19	-	0.13
Restructuring activities	34.7	0.64	0.4	0.01	1.0	0.01
Severance charges	1.5	0.02	1.2	0.01	1.1	0.01
Restatement, forensic and acquisition costs	3.7	0.05	2.9	0.03	2.9	0.04
European Commission	-	-	-	-	2.5	0.03
Submarine cable business	-	-	8.2	0.16	-	-
Goodwill/intangible asset impairment	2.1	0.03	-	-	248.5	4.29
Venezuelan currency devaluation(1)	-	-	-	-	-	1.69
Venezuela (income)/loss	1.1	(0.02)	(19.0)	(0.33)	4.2	0.11
Effective tax rate adjustment (2)	-	0.12	-	0.01	-	-
Total Adjustments	43.1	0.80	(6.3)	0.19	260.2	6.32
Adjusted	$57.2	$0.29	$64.5	$0.35	$23.1	$(0.10)

(1)	Reflects the impact of the currency devaluation due to the change from the official foreign currency exchange rate of 6.3 Bolivars to US Dollar to the SICAD I rate of 10.8 as of Q1 2014
(2)	Reflects an adjusted effective tax rate of 40% and 45% for the second quarter of 2014 and 2013, respectively.

General Cable will discuss second quarter results on a conference call that will be broadcast live at 8:30 a.m., ET, on July 31, 2014. The live webcast of the Company’s conference call will be available in listen only mode and can be accessed through the Investor Relations page on our website at www.generalcable.com. Also available on our website is a copy of an Investor Presentation that will be referenced throughout the conference call.

General Cable Corporation (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products and systems for the energy, industrial, specialty, construction and communications markets. Visit our website at www.generalcable.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters. Forward looking statements include, among others, expressed expectations with regard to the following: “believe,” “expect,” “may,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control. These factors include, but are not limited to: the economic strength and competitive nature of the geographic markets that the Company serves; our ability to increase manufacturing capacity and productivity; our ability to increase our selling prices during periods of increasing raw material costs; our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines; our ability to establish and maintain internal controls; the impact of unexpected future judgments or settlements of claims and litigation; impact of foreign currency exchange rate fluctuations; impact of future impairment charges; compliance with U.S. and foreign laws, including the Foreign Corrupt Practices Act; our ability to implement and make appropriate, timely and beneficial decisions as to when, how and if to purchase shares under the repurchase program and the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to, its annual report on Form 10-K filed with the SEC on March 3, 2014, and subsequent SEC filings. You are cautioned not to place undue reliance on these forward-looking statements. General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.

TABLES TO FOLLOW

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended		Six Fiscal Months Ended
	June 27,	June 28,	June 27,	June 28,
	2014	2013	2014	2013
Net sales	$1,531.3	$1,659.1	$2,961.4	$3,202.8
Cost of sales	1,399.5	1,466.3	2,697.5	2,853.1
Gross profit	131.8	192.8	263.9	349.7

Selling, general and administrative expenses	115.6	122.0	236.3	246.1
Goodwill impairment charge	-	-	155.1	-
Indefinite-lived intangible asset impairment charge	2.1	-	95.5	-
Operating income (loss)	14.1	70.8	(223.0)	103.6
Other income (expense)	3.6	(15.6)	(94.1)	(68.3)
Interest income (expense):
Interest expense	(29.7)	(30.6)	(57.1)	(60.1)
Interest income	1.0	1.5	2.2	3.0
	(28.7)	(29.1)	(54.9)	(57.1)

Income (loss) before income taxes	(11.0)	26.1	(372.0)	(21.8)
Income tax (provision) benefit	(12.1)	(17.5)	9.3	(13.7)
Equity in net earnings of affiliated companies	0.4	0.4	0.6	0.6
Net income (loss) including noncontrolling interests	(22.7)	9.0	(362.1)	(34.9)
Less: preferred stock dividends	-	0.1	-	0.2
Less: net income (loss) attributable to noncontrolling interest	2.1	0.7	(21.9)	2.5
Net income (loss) attributable to Company common shareholders	$(24.8)	$8.2	$(340.2)	$(37.6)

Earnings (loss) per share
Earnings (loss) per common share - basic	$(0.51)	$0.17	$(6.96)	$(0.76)
Weighted average common shares - basic	48.7	49.5	48.9	49.6
Earnings (loss) per common share- assuming dilution	$(0.51)	$0.16	$(6.96)	$(0.76)
Weighted average common shares- assuming dilution	48.7	51.0	48.9	49.6

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

	Three Fiscal Months Ended		Six Fiscal Months Ended
	June 27,	June 28,	June 27,	June 28,
	2014	2013	2014	2013
Revenues (as reported)
North America	$645.3	$706.5	$1,240.0	$1,411.5
Europe and Mediterranean	394.3	422.4	762.6	797.0
Rest of World	491.7	530.2	958.8	994.3
Total	$1,531.3	$1,659.1	$2,961.4	$3,202.8

Revenues (metal adjusted)
North America	$645.3	$702.7	$1,240.0	$1,381.9
Europe and Mediterranean	394.3	418.2	762.6	777.6
Rest of World	491.7	522.3	958.8	961.8
Total	$1,531.3	$1,643.2	$2,961.4	$3,121.3

Metal Pounds Sold
North America	134.3	143.5	269.0	296.1
Europe and Mediterranean	61.6	75.2	121.2	144.9
Rest of World	122.9	115.3	237.4	210.3
Total	318.8	334.0	627.6	651.3

Operating Income (loss)
North America	$17.6	$43.7	$49.9	$81.4
Europe and Mediterranean	19.3	0.8	10.2	(15.4)
Rest of World	(22.8)	26.3	(283.1)	37.6
Total	$14.1	$70.8	$(223.0)	$103.6

Adjusted Operating Income (loss) (1)
North America	$36.1	$47.0	$72.3	$92.7
Europe and Mediterranean	19.3	10.2	13.8	0.2
Rest of World	1.8	7.3	(5.8)	12.8
Total	$57.2	$64.5	$80.3	$105.7

Return on Metal Adjusted Sales (2)
North America	5.6%	6.7%	5.8%	6.7%
Europe and Mediterranean	4.9%	2.4%	1.8%	0.0%
Rest of World	0.4%	1.4%	-0.6%	1.3%
Total Company	3.7%	3.9%	2.7%	3.4%

Capital Expenditures
North America	$6.6	$8.3	$15.9	$16.8
Europe and Mediterranean	3.1	5.2	7.2	10.8
Rest of World	8.8	5.2	22.4	17.8
Total	$18.5	$18.7	$45.5	$45.4

Depreciation & Amortization
North America	$11.7	$11.1	$22.9	$22.4
Europe and Mediterranean	10.3	9.8	20.5	19.7
Rest of World	11.7	12.5	22.6	24.7
Total	$33.7	$33.4	$66.0	$66.8

Revenues by Major Product Lines
Electric Utility	$517.3	$533.9	$970.1	$1,009.0
Electrical Infrastructure	400.4	425.8	799.8	849.1
Construction	353.8	428.0	703.9	816.0
Communications	155.7	195.8	282.6	379.1
Rod Mill Products	104.1	75.6	205.0	149.6
Total	$1,531.3	$1,659.1	$2,961.4	$3,202.8

(1)	Adjusted operating income excludes certain items.
(2)	Return on Metal Adjusted Sales is calculated on Adjusted Operating Income

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except share data)

	June 27,	December 31,
Assets	2014	2013
	(unaudited)
Current Assets:
Cash and cash equivalents	$299.1	$418.8
Receivables, net of allowances of $36.4 million at June 27, 2014 and $39.2 million at December 31, 2013	1,259.5	1,171.7
Inventories	1,338.4	1,239.6
Deferred income taxes	49.3	50.2
Prepaid expenses and other	119.2	126.2
Total current assets	3,065.5	3,006.5
Property, plant and equipment, net	1,029.5	1,092.0
Deferred income taxes	16.4	15.8
Goodwill	27.3	184.6
Intangible assets, net	78.8	182.9
Unconsolidated affiliated companies	19.3	19.0
Other non-current assets	85.0	78.1
Total assets	$4,321.8	$4,578.9

Liabilities and Total Equity

Current Liabilities:
Accounts payable	$930.2	$870.6
Accrued liabilities	392.3	434.9
Current portion of long-term debt	422.2	250.3
Total current liabilities	1,744.7	1,555.8
Long-term debt	1,132.5	1,136.6
Deferred income taxes	212.4	233.8
Other liabilities	238.2	255.9
Total liabilities	3,327.8	3,182.1
Commitments and Contingencies
Redeemable noncontrolling interest	17.5	17.0
Total Equity:
Common stock, $0.01 par value, issued and outstanding shares: June 27, 2014 - 48,668,490 (net of 10,142,020 treasury shares) December 31, 2013 - 49,598,653 (net of 9,211,857 treasury shares)	0.6	0.6
Additional paid-in capital	704.8	699.6
Treasury stock	(185.3)	(155.3)
Retained earnings	489.4	847.4
Accumulated other comprehensive loss	(106.5)	(112.1)
Total Company shareholders' equity	903.0	1,280.2
Noncontrolling interest	73.5	99.6
Total equity	976.5	1,379.8
Total liabilities and equity	$4,321.8	$4,578.9

CONTACT:
General Cable Corporation
Len Texter, Vice President, Investor Relations, 859-572-8684